Endurance Series Trust Statement of Assets and Liabilities March 19, 2013

Gator Focus Fund
Assets:
Cash	$100,000
Deferred Offering Costs	36,462
Total Assets	136,462
Liabilities:
Payable for Offering Costs	36,462
Total Liabilities	36,462

Net Assets	$100,000

Net Assets Consist of:
Paid In Interest	$100,000

Net Assets	$100,000

Net Asset Value	$10.00
Shares of Beneficial Interest
(Unlimited shares authorized with no par value)	10,000

Institutional Share Class
Net Assets	$100,000
Shares of beneficial interest outstanding	10,000
Net asset value, offering and redemption price per share	$10.00
Short-term Redemption Price Per Share ($10.00 x .99) *	$9.90

* The Fund will impose a 1.00% redemption fee on shares redeemed within 60 days of purchase.

The accompanying notes are an integral part of these financial statements.

Endurance Series Trust Statement of Operations For the period ended March 19, 2013

Gator Focus Fund

Expenses:
Organizational Expenses	$40,098
Less: Reimbursement from Investment Adviser	(40,098)
Net Expenses	—

Net Investment Income	$—

The accompanying notes are an integral part of these financial statements.

Endurance Series Trust Notes to Financial Statements For the period ended March 19, 2013

1. ORGANIZATION

The Endurance Series Trust is an open-end investment company established under the laws of Delaware by an Agreement and Declaration of Trust dated November 29, 2012 (the "Trust Agreement"). The Trust Agreement permits the Board of Trustees to authorize and issue an unlimited number of shares of beneficial interest of separate series without par value. The Gator Focus Fund (the “Fund”) is the only series currently authorized by the Trustees. The Fund is a non-diversified fund. The investment Adviser to the Fund is Gator Capital Management, LLC (the "Adviser" or “GCM”).

The Gator Focus Fund’s investment objective is to seek long-term capital appreciation.

On March 19, 2013 10,000 shares of the Gator Focus Fund were issued for cash, at $10.00 per share, to the Chairman of the Fund’s Board, Derek S. Pilecki.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The following is a summary of significant accounting policies used in preparing the financial statements.

CASH AND CASH EQUIVALENTS: The Fund maintains its cash in accounts at a regional bank which, at times, may exceed federally insured limits.

ORGANIZATIONAL AND OFFERING COSTS: All costs incurred by the Fund in conjunction with its organization and offering have been paid by the Adviser and will be subject to recoupment as described in Note 3. Organizational costs were charged to expenses as incurred. Offering costs incurred by the Fund are treated as deferred charges until operations commence and thereafter will be amortized over a 12 month period using the straight line method.

FEDERAL INCOME TAXES: The Fund’s policy is to comply with the requirements of Subchapter M of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no federal income tax provision is required.

It is the Fund’s policy to distribute annually, prior to the end of the calendar year, dividends sufficient to satisfy excise tax requirements of the Internal Revenue Code. This Internal Revenue Code requirement may cause an excess of distributions over the book year end accumulated income. In addition, it is the Fund’s policy to distribute annually, after the end of the fiscal year, any remaining net investment income and net realized capital gains.

EXPENSES: Expenses incurred by the Trust that do not relate to a specific Fund of the Trust will be allocated to the individual Funds based on each Fund’s relative net assets or another appropriate basis (as determined by the Trustees).

Endurance Series Trust Notes to Financial Statements For the period ended March 19, 2013

USE OF ESTIMATES: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

INVESTMENT ADVISER: Gator Capital Management, LLC, serves as investment Adviser to the Fund. Subject to the supervision and direction of the Trustees, the Adviser oversees the Fund's securities and investments to be sure they are made in accordance with the Fund’s stated investment objectives and policies. The fee paid to the Adviser is governed by an investment management agreement ("Management Agreement") between the Trust, on behalf of the Fund, and the Adviser. Pursuant to the Management Agreement, the Fund pays the Adviser, on a monthly basis, an annual advisory fee equivalent to 1.00% of the Fund's average daily net assets.

Under the Management Agreement, the Adviser, under the supervision of the Board, agrees to invest the assets of the Fund in accordance with applicable law and the investment objectives, policies and restrictions set forth in the Fund's current Prospectus and Statement of Additional Information, and subject to such further limitations as the Trust may from time to time impose by written notice to the Adviser. The Adviser shall act as the investment Adviser to the Fund and, as such shall perform each of the following or may delegate to a Sub-Adviser: (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities here under, (ii) formulate a continuing program for the investment of the assets of the Fund in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers who provide the Adviser with research, analysis, advice and similar services and pay such brokers in return a higher commission or spread than may be charged by other brokers. The Adviser also provides the Fund with all necessary office facilities and personnel for servicing the Fund’s investments, compensates all officers, Directors and employees of the Trust who are officers, directors or employees of the Adviser, and all personnel of the Fund or the Adviser performing services relating to research, statistical and investment activities. The Management Agreement was approved by the Board of the Trust, including by a majority of the Independent Trustees, at a meeting held on February 22, 2013.

The Adviser has contractually agreed to reduce its fees and to reimburse expenses, at least through July 31, 2014, to ensure that total annual Fund operating expenses of the Fund after fee waiver and reimbursement (exclusive of any 12b-1 fees, taxes, short selling expenses, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation) will not exceed 1.49% of average daily net assets attributable to Institutional Class of the Fund. These fee waivers and expense reimbursements are subject to possible recoupment from the Fund within three years after the end of the fiscal year in which the waiver or reimbursement

Endurance Series Trust Notes to Financial Statements For the period ended March 19, 2013 occurs, if such recoupment can be achieved within the foregoing expense limit. This agreement may be terminated only by the Fund's Board of Trustees, on 60 days written notice to the Fund’s Adviser. Fee waiver and reimbursement arrangements can decrease the Fund’s expenses and boost its performance.

The Management Agreement will continue in effect for two years initially and thereafter shall continue from year to year provided such continuance is approved at least annually by (a) a vote of the majority of the Independent Trustees, cast in person at a meeting specifically called for the purpose of voting on such approval and by (b) the majority vote of either all of the Trustees or the vote of a majority of the outstanding shares of the Fund. The Management Agreement may be terminated without penalty on 60 days written notice by a vote of a majority of the Trustees or by the Adviser, or by holders of a majority of that Trust's outstanding shares. The Management Agreement shall terminate automatically in the event of its assignment.

4. SHARES OF BENEFICIAL INTEREST

At March 19, 2013, paid in interest amounted to $100,000. Transactions in shares of beneficial interest were as follows:

Gator Focus Fund
Shares Sold	10,000

5. BENEFICIAL OWNERSHIP

The beneficial ownership, either directly or indirectly, of more than 25% of the voting securities of each Fund creates a presumption of control of the Fund, under Section 2(a)(9) of the 1940 Act. As of March 19, 2013, all outstanding shares of the Fund are owned and controlled by Derek S. Pilecki.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Endurance Series Trust
and the Shareholder of Gator Focus Fund

We have audited the accompanying statement of assets and liabilities and the related statement of operations of Gator Focus Fund (“the Fund”), a series of shares of Endurance Series Trust, as of March 19, 2013. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position and results of operations of the Fund as of March 19, 2013, in conformity with accounting principles generally accepted in the United States of America.

BBD, LLP

Philadelphia, Pennsylvania
March 22, 2013